Exhibit 99.1

News
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Dennis D’Andrea
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ESTÉE LAUDER COMPANIES REPORTS 9% FULL YEAR NET SALES GROWTH
COMPANY ACHIEVES DILUTED EPS FROM CONTINUING OPERATIONS OF $2.16
PROVIDES FISCAL YEAR 2008 EXPECTATIONS

New York, NY, August 16, 2007—The Estée Lauder Companies Inc. (NYSE: EL) today reported $7.04 billion in net sales for its fiscal year ended June 30, 2007, a 9% increase over the $6.46 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales rose 7%.

The Company reported net earnings from continuing operations for the year ended June 30, 2007 of $448.7 million, compared with $324.5 million last year.  Diluted net earnings per common share from continuing operations for the year rose 45% to $2.16, compared with $1.49 reported in the prior year.  The prior year included $93.0 million, after-tax, or $.43 per diluted share, in special charges associated with the Company’s cost savings initiative and tax-related matters.  Included in the prior year charges was an operating expense charge of $92.1 million (or $58.0 million after-tax), equal to $.27 per diluted common share, related to the Company’s cost savings initiative, which commenced in fiscal 2006.  Fiscal year 2006 results also included a net special tax charge, recorded in the fourth quarter, related to a settlement with the Internal Revenue Service, partially offset by the completion and updated computations related to the repatriation of intercompany dividends under the provisions of the American Jobs Creation Act of 2004.  On a combined basis, the tax-related matters amounted to a net charge of $35.0 million and negatively impacted diluted earnings per common share for the full fiscal year 2006 by $.16.

William P. Lauder, President and Chief Executive Officer said, “Fiscal 2007 closed with sales topping the $7 billion mark on growth of 9% and EPS of $2.16, which was above our initial estimates.  This performance is particularly impressive in light of the substantial headwinds from retailer consolidations around the world.

“I am also pleased with the progress we made on our strategic imperatives in fiscal 2007.  Specifically, we further optimized our portfolio with the expansion of our fastest-growing brands.  We achieved outstanding international growth in both established and emerging markets.  In fact, all geographic regions and all product categories saw overall sales growth this year.  Equally encouraging is that each of our product categories grew in each region.  Distribution diversification continued through expansion in alternative channels, such as the Internet, European pharmacies and direct response television.  Our profits also benefited from the cost initiatives we have been pursuing and we are encouraged with the successful pilot launch of our Strategic Modernization Initiative (“SMI”) at Aveda.  We plan to build on that success in the coming years as we roll out SMI worldwide.”

Mr. Lauder added, “Looking toward fiscal 2008, we are expecting another year of strong top-line growth and increased earnings, even as we continue our substantial investments in strategic imperatives.  We remain active in the pursuit of new opportunities to build on our global success as illustrated by our recent acquisition of the Ojon hair care and skin care brand.  Further expansion of our brands and continued development of the prestige beauty segment in emerging markets is fueling momentum internationally, where we see the largest potential.”

Net earnings and diluted net earnings per common share for the most recent year increased substantially compared with the prior year.  The increases are due to current year operating income improvements and the special charges and discontinued operations last year.

Fourth Quarter Results

For the three months ended June 30, 2007, the Company reported net sales of $1.76 billion, a 10% increase from $1.60 billion in the fourth quarter of fiscal 2006.  Excluding the impact of foreign currency translation, net sales rose 7% in the fourth quarter.  On a reported basis, as well as in constant currency, net sales increased in each product category and geographic region.

The Company reported net earnings from continuing operations for the fourth quarter of fiscal year 2007 of $88.4 million, versus $49.1 million last year, which included the special charges in the prior-year quarter.  Diluted earnings per common share from continuing operations for the three months ended June 30, 2007, was $.45 compared with $.23 reported in the same prior-year period. During the three months ended June 30, 2006, the Company recorded special charges of $59.7 million, after-tax, equal to $.28 per diluted share, consisting of (a) an operating expense charge of $38.9 million ($24.7 million after-tax), or $.12 per diluted share, related to the implementation of the cost savings initiative, and (b) tax-related matters of $35.0 million, equal to $.16 per diluted share.

Net earnings and diluted net earnings per common share for the quarter each increased substantially compared with the prior-year quarter, due to the special charges and discontinued operations last year.

Full-Year Results by Product Category

	Year Ended June 30
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2007	2006	Basis	Currency	2007	2006	Basis
Skin Care	$2,601.0	$2,400.8	8.3%	5.8%	$341.5	$346.4	(1.4)%
Makeup	2,712.7	2,504.2	8.3	6.5	339.3	329.4	3.0
Fragrance	1,308.6	1,213.3	7.9	5.1	28.1	7.7	100.0	+
Hair Care	377.1	318.7	18.3	17.3	42.5	26.5	60.4
Other	38.1	26.8	42.2	40.7	(0.4)	1.7	(100.0	)+
Subtotal	7,037.5	6,463.8	8.9	6.7	751.0	711.7	5.5
Special charges related to cost savings initiative	—	—			(1.1)	(92.1)
Total	$7,037.5	$6,463.8	8.9%	6.7%	$749.9	$619.6	21.0%

The skin care, makeup and fragrance categories were adversely impacted by fewer department store doors in the United States during the current year as compared to the prior year resulting from retailer consolidations.

Skin Care

•                  Net sales of skin care products were primarily fueled by solid growth in the Company’s European and Asian businesses.  Several recent launches, including Advanced Night Repair Concentrate Recovery Boosting Treatment by Estée Lauder and Repairwear Lift Firming Night Cream, Continuous Rescue Antioxidant Moisturizer and All About Eyes Rich from Clinique, contributed to the overall sales increase.  Sales growth also came from the continued success of the Company’s fast growing La Mer brand and Resilience Lift Extreme Ultra Firming products by Estée Lauder, as well as the 3-Step Skin Care System from Clinique.

•                  Lower sales of some existing products, particularly in certain of the Company’s core brands, partially offset the increases.

•                  Operating income decreased reflecting approximately $30 million of expenses related to the Company’s pharmacy channel business for organizational costs, costs to streamline the distribution of goods and the impairment of goodwill and other intangible assets.  Additionally, improvements in international skin care results were partially offset by challenges in certain core brands in the United States.

Makeup

•                  Makeup sales for the year increased, primarily reflecting growth from the Company’s makeup artist brands.

•                  Higher sales were generated from products such as Double Wear Foundation and the recent launch of Resilience Lift Extreme Ultra Firming Makeup SPF 15 from Estée Lauder, along with Full Potential Lips from Clinique.

•                  Makeup operating income increased, primarily due to higher profits from increased sales from the Company’s makeup artist brands.  These results were partially offset by challenges among certain core brands.

Fragrance

•                  Fragrance sales increased, with the vast majority of the growth in the Europe, the Middle East & Africa region.  Fragrance sales were also up in the Asia/Pacific region and modestly in the Americas.  While current year sales compared favorably to the prior year, the Company continues to face challenges in this product category, primarily in the United States due in part to competitive dynamics.

•                  The recent international launches of DKNY Red Delicious, DKNY Red Delicious Men and Pure White Linen by Estée Lauder contributed positively to the category’s sales, as did solid growth of Sean John Unforgivable.

•                  Lower sales were reported from certain existing fragrances, such as True Star and True Star Men from Tommy Hilfiger and Estée Lauder pleasures.

•                  Operating income in the fragrance product category increased, led by profits from higher international sales.  Domestic fragrance operating income also increased, partially offset by spending behind new and developing brands.

Hair Care

•                  Sales of hair care products increased, primarily due to higher sales at Aveda and Bumble and bumble.

•                  Aveda net sales growth was primarily due to sales of professional color products, the recent launch of Be Curly shampoo and conditioner, and the acquisition of a distributor.

•                  Higher sales at Bumble and bumble were primarily due to a new hotel amenities program, growth in existing salon distribution and new points of distribution.

•                  Hair care operating profit rose as the increase in sales outpaced increased spending in support of new distribution points and product launches.

Full-Year Results by Geographic Region

	Year Ended June 30
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2007	2006	Basis	Currency	2007	2006	Basis
The Americas	$3,560.9	$3,446.4	3.3%	3.2%	$336.4	$344.1	(2.2)%
Europe, the Middle East & Africa	2,493.4	2,147.7	16.1	10.4	321.4	297.5	8.0
Asia/Pacific	983.2	869.7	13.1	11.0	93.2	70.1	33.0
Subtotal	7,037.5	6,463.8	8.9	6.7	751.0	711.7	5.5
Special charges related to cost savings initiative	—	—			(1.1)	(92.1)
Total	$7,037.5	$6,463.8	8.9%	6.7%	$749.9	$619.6	21.0%

The Americas

•                  Net sales for the year increased, led by growth from the Company’s makeup artist brands, hair care business and internet distribution, as well as solid overall gains in Canada and Latin America.  The recent launch of the fragrance Sean John Unforgivable also contributed to the positive growth.

•                  Lower sales in core brands in the United States reflected competitive pressures and the negative impact from retailer consolidation.

•                  Operating income in the Americas declined versus the prior year, reflecting spending behind strategic initiatives intended to drive future sales growth and the impact of retailer consolidations.  Improved operating income from the Company’s makeup artist brands, hair care and internet distribution businesses partially offset these results.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in almost every country in the region.  Higher sales were led by double-digit increases in the Company’s travel retail business, the United Kingdom, Russia and South Africa.  Incremental sales in Turkey, where the Company established an affiliate in fiscal 2007, contributed to the region’s growth.

•                  Operating income increased, primarily due to higher results from the Company’s travel retail business, the United Kingdom, Russia and Germany.  Partially offsetting these increases were lower results, primarily in France, reflecting strategic investments in the field sales force.  Operating income in the region reflected expenses related to the Company’s pharmacy channel business for organizational costs, costs to streamline the distribution of goods and the impairment of goodwill and other intangible assets.

Asia/Pacific

•                  Every country in the region reported local currency sales increases except Thailand, with strong double-digit growth in China, Hong Kong, Korea, Australia and Singapore.  Japan, the Company’s largest Asian market, benefited from an improved retail environment, with sales up mid-single digits.

•                  Operating profit in the region increased substantially, led by improved results in Hong Kong, China, Australia and Korea.

Full-Year Cash Flows

•                  For the twelve months ended June 30, 2007, net cash flows provided by operating activities from continuing operations were $667.3 million, compared with $727.3 million in the prior-year period.

•                  The change primarily reflects increases in inventory levels, due to significant growth in new and emerging international markets, planned promotional activities and the building of safety stock to support the recent implementation of the Company’s strategic modernization initiative at Aveda, as well as accounts receivable balances, principally related to significant sales growth from the Company’s international operations.  Cash payments made during the current fiscal year related to the Company’s fiscal 2006 cost savings initiative contributed to the decrease.  An improvement in net earnings from continuing operations partially offset the decline.

•                  Operating cash flow was utilized primarily for the repurchase of shares of the Company’s Class A Common Stock, capital investments, dividends, the repayment of debt and the purchase of the remaining interest in the Bumble and bumble companies.

Estimate of Fiscal 2008 First Quarter and Full Year

First Quarter

•                  Net sales are expected to grow between 5% and 7% in constant currency.

•                  Foreign currency translation benefit is expected to be less than 1% versus the prior-year period.

•                  Diluted earnings per share from continuing operations are projected to be between $.05 and $.11.

Full Year

•                  Net sales are forecasted to grow between 7% and 9% in constant currency.

•                  Foreign currency translation is expected to be minimal versus the prior-year period.

•                  Diluted earnings per share from continuing operations are projected to be between $2.28 and $2.40.

•                  On a product category basis, in constant currency, sales in hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2008 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)                increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)                the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)                consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)                destocking by retailers;

(5)                the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)                shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)                social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)                changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)                foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)          changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers or suppliers, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)          shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)          real estate rates and availability, which may affect the Company’s ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)          changes in product mix to products which are less profitable;

(14)          the Company’s ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company’s cost estimates;

(15)          the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives and the success of Stila under new ownership, and to integrate acquired businesses and realize value therefrom;

(16)          consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)          the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively; and

(18)          additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 135 countries and territories under well-recognized brand names, including Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford Beauty, Mustang, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

—Tables Follow—

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS
(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Year Ended
	June 30		Percent	June 30		Percent
	2007	2006	Change	2007	2006	Change
Net Sales	$1,762.4	$1,604.6	9.8%	$7,037.5	$6,463.8	8.9%
Cost of sales	421.7	397.1		1,774.8	1,686.6
Gross Profit	1,340.7	1,207.5	11.0%	5,262.7	4,777.2	10.2%
Gross Margin	76.1%	75.3%		74.8%	73.9%

Operating expenses:
Selling, general and administrative	1,179.1	1,021.1		4,511.7	4,065.5
Special charges related to cost savings initiative(A)	0.7	38.9		1.1	92.1
	1,179.8	1,060.0	11.3%	4,512.8	4,157.6	8.5%
Operating Expense Margin	67.0%	66.1%		64.1%	64.3%

Operating Income	160.9	147.5	9.1%	749.9	619.6	21.0%
Operating Income Margin	9.1%	9.2%		10.7%	9.6%

Interest expense, net	15.7	4.7		38.9	23.8
Earnings before Income Taxes, Minority Interest and Discontinued Operations	145.2	142.8	1.7%	711.0	595.8	19.3%
Provision for income taxes(B)	56.1	90.3		255.2	259.7
Minority interest, net of tax	(0.7)	(3.4)		(7.1)	(11.6)
Net Earnings from Continuing Operations	88.4	49.1	80.0%	448.7	324.5	38.3%
Discontinued operations, net of tax(C)	0.2	(4.6)		0.5	(80.3)
Net Earnings	$88.6	$44.5	99.1%	$449.2	$244.2	83.9%

Basic net earnings per common share:
Net earnings from continuing operations	$.46	$.23	96.6%	$2.20	$1.51	45.5%
Discontinued operations, net of tax	.00	(.02)		.00	(.37)
Net earnings	$.46	$.21	100.0+ %	$2.20	$1.14	93.6%

Diluted net earnings per common share:
Net earnings from continuing operations	$.45	$.23	94.8%	$2.16	$1.49	44.7%
Discontinued operations, net of tax	.00	(.02)		.00	(.37)
Net earnings	$.45	$.21	100.0+ %	$2.16	$1.12	92.5%

Weighted average common shares outstanding:
Basic	193.8	212.0		204.3	215.0
Diluted	198.2	214.7		207.8	217.4

(A) In fiscal 2006, as part of an initiative to reduce expenses, the Company commenced streamlined process and organizational changes.  The principal component of the initiative was a voluntary separation program offered to employees.  During the three and twelve months ended June 30, 2006, the Company recorded charges of $38.9 million and $92.1 million, respectively, related to the implementation of this cost savings initiative.  The provision for income taxes related to these charges was $14.2 million and $34.1 million, for the three and twelve months ended June 30, 2006, respectively.  The fiscal 2007 charges were primarily related to facility closings.

(B) In July 2006, the Company reached a settlement with the Internal Revenue Service (IRS) regarding its examination of the Company’s consolidated Federal income tax returns for the fiscal years ended June 30, 1998 through June 30, 2001.  The settlement resolved issues raised during the IRS’s examination, including transfer pricing and foreign tax credit computations.  While the settlement concluded the audit for fiscal years 1998 through 2001, the statement of earnings impact related to these issues was also computed for all subsequent periods and the aggregate impact was recorded in the fourth quarter of fiscal year ended June 30, 2006.  The settlement resulted in an increase to the Company’s fiscal 2006 income tax provision and a corresponding decrease in fiscal 2006 net earnings of approximately $46 million, or approximately $.21 per diluted common share.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

During the fourth quarter of fiscal 2006, the Company completed the repatriation of foreign earnings through intercompany dividends under the provisions of the American Jobs Creation Act of 2004 (the “AJCA”).  In connection with the repatriation, the Company updated computations of the related aggregate tax impact, resulting in a favorable adjustment of approximately $11 million, or approximately $.05 per diluted common share, to the Company’s initial tax charge of $35 million recorded in fiscal 2005.

The tax settlement, combined with the favorable adjustment to the fiscal 2005 AJCA-related tax charge, resulted in a net increase to the Company’s fiscal 2006 income tax provision and a corresponding decrease in fiscal 2006 net earnings of approximately $35 million, or approximately $.16 per diluted common share.

(C) On September 30, 2005, the Company committed to a plan to sell, and on April 10, 2006, completed the sale of certain assets and operations of the reporting unit that marketed and sold Stila brand products.  For the three and twelve months ended June 30, 2007, $0.2 million and $0.5 million of operating income, both net of tax, are reflected as discontinued operations in the above summary of consolidated results.  These results reflected the conclusion of transitional distribution services provided to the purchaser.  The Company recorded a charge of $4.6 million (net of $2.6 million tax benefit) and $80.3 million (net of $43.3 million tax benefit) as discontinued operations for the three and twelve months ended June 30, 2006, respectively.  The charge reflected the then-anticipated loss on the sale of the business of $3.6 million, net of tax, and $69.9 million, net of tax, and the operating loss of $1.0 million, net of tax, and $10.4 million, net of tax, for the three and twelve months ended June 30, 2006, respectively.  Net sales associated with the discontinued operations were $6.8 million and $45.1 million for the three and twelve months ended June 30, 2006, respectively.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Year Ended
	June 30		Percent Change		June 30		Percent Change
			Reported	Local			Reported	Local
	2007	2006	Basis	Currency	2007	2006	Basis	Currency
NET SALES
By Region:
The Americas	$859.5	$816.5	5.3%	5.2%	$3,560.9	$3,446.4	3.3%	3.2%
Europe, the Middle East & Africa	661.4	569.8	16.1	10.1	2,493.4	2,147.7	16.1	10.4
Asia/Pacific	241.5	218.3	10.6	9.2	983.2	869.7	13.1	11.0
Total	$1,762.4	$1,604.6	9.8%	7.5%	$7,037.5	$6,463.8	8.9%	6.7%

By Product Category:
Skin Care	$664.0	$622.2	6.7%	4.1%	$2,601.0	$2,400.8	8.3%	5.8%
Makeup	670.7	622.1	7.8	5.9	2,712.7	2,504.2	8.3	6.5
Fragrance	314.1	265.9	18.1	15.0	1,308.6	1,213.3	7.9	5.1
Hair Care	103.7	88.8	16.8	15.7	377.1	318.7	18.3	17.3
Other	9.9	5.6	76.8	76.8	38.1	26.8	42.2	40.7
Total	$1,762.4	$1,604.6	9.8%	7.5%	$7,037.5	$6,463.8	8.9%	6.7%

OPERATING INCOME
By Region:
The Americas	$81.4	$84.9	(4.1)%		$336.4	$344.1	(2.2)%
Europe, the Middle East & Africa	66.3	88.2	(24.8)		321.4	297.5	8.0
Asia/Pacific	13.9	13.3	4.5		93.2	70.1	33.0
Subtotal	161.6	186.4	(13.3)		751.0	711.7	5.5
Special charges related to cost savings initiative	(0.7)	(38.9)			(1.1)	(92.1)
Total	$160.9	$147.5	9.1%		$749.9	$619.6	21.0%

By Product Category:
Skin Care	$68.9	$94.0	(26.7)%		$341.5	$346.4	(1.4)%
Makeup	73.5	83.9	(12.4)		339.3	329.4	3.0
Fragrance	6.9	2.5	100.0 +		28.1	7.7	100.0 +
Hair Care	11.6	6.8	70.6		42.5	26.5	60.4
Other	0.7	(0.8)	100.0 +		(0.4)	1.7	(100.0)+
Subtotal	161.6	186.4	(13.3)		751.0	711.7	5.5
Special charges related to cost savings initiative	(0.7)	(38.9)			(1.1)	(92.1)
Total	$160.9	$147.5	9.1%		$749.9	$619.6	21.0%

THE ESTÉE LAUDER COMPANIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	June 30	June 30
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$253.7	$368.6
Accounts receivable, net	860.5	771.2
Inventory and promotional merchandise, net	855.8	766.3
Prepaid expenses and other current assets	269.4	270.8
Total Current Assets	2,239.4	2,176.9

Property, Plant and Equipment, net	880.8	758.0
Other Assets	1,005.5	849.2
Total Assets	$4,125.7	$3,784.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$60.4	$89.7
Accounts payable	314.7	264.5
Other current liabilities	1,125.6	1,084.0
Total Current Liabilities	1,500.7	1,438.2

Noncurrent Liabilities
Long-term debt	1,028.1	431.8
Other noncurrent liabilities and minority interest	397.9	291.8
Total Stockholders’ Equity	1,199.0	1,622.3
Total Liabilities and Stockholders’ Equity	$4,125.7	$3,784.1

SELECTED CASH FLOW DATA
(Unaudited; In millions)

	Year Ended June 30
	2007	2006
Cash Flows from Operating Activities
Net earnings	$449.2	$244.2
Depreciation and amortization	207.2	198.4
Deferred income taxes	9.9	(74.3)
Discontinued operations	(0.5)	80.3
Other items	66.2	54.8
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(68.0)	14.6
Decrease (increase) in inventory and promotional merchandise, net	(70.8)	1.9
Increase in accounts payable and other accrued liabilities	104.4	138.8
Other operating assets and liabilities, net	(30.3)	68.6
Net cash flows provided by operating activities from continuing operations	$667.3	$727.3

Capital expenditures	312.1	260.6
Repayments and redemptions of debt	37.2	179.8
Payments to acquire treasury stock	1,004.3	400.5
Dividends paid	103.6	85.4

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